UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 20, 2006
Calpine Generating Company, LLC
CalGen Finance Corp.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
Commission File Number:
333-117335
333-117335-40
I.R.S. Employer Identification Number:
77-0555128
20-1162632
50 West San Fernando Street
San Jose, California 95113
Telephone: (408) 995-5115
(Address of principal executive offices and telephone number)
Not applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 8.01 Other Events.

Item 1.01 Entry into a Material Definitive Agreement
     On December 20, 2006, Calpine Corporation (“Calpine”), as borrower, and certain of its subsidiaries including Calpine Generating Company, LLC (“CalGen”) as guarantors, entered into the Third Amendment (the “Third Amendment”) to the Amended and Restated Revolving Credit, Term Loan and Guarantee Agreement (the “DIP Facility”), dated as of February 23, 2006, among the borrower, the guarantors, the lenders from time to time party thereto, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., as joint syndication agents, Deutsche Bank Trust Company Americas, as administrative agent for the First Priority Lenders, General Electric Capital Corporation, as Sub-Agent for the Revolving Lenders, Credit Suisse, as administrative agent for the Second Priority Term Lenders, Landesbank Hessen Thuringen Girozentrale, New York Branch, General Electric Capital Corporation and HSH Nordbank AG, New York Branch, as joint documentation agents for the First Priority Lenders and Bayerische Landesbank, General Electric Capital Corporation and Union Bank of California, N.A., as joint documentation agents for the Second Priority Lenders.
     Pursuant to the Third Amendment, the DIP Facility was amended to, among other things, (i) permit certain liens to be granted in favor of CalGen as security for CalGen’s transfer of excess cash to Calpine or its affiliates in the form of intercompany loans pursuant to the order described under Item 8.01 below; and (ii) permit adequate protection payments to holders of Calpine’s Second Priority Secured Floating Rate Notes Due 2007, 8½% Secured Priority Senior Secured Notes Due 2010, 8¾% Second Priority Senior Secured Notes Due 2013, 9 7/8% Second Priority Senior Secured Notes Due 2011, and Senior Secured Term Loans Due 2007.
Item 8.01 Other Events.
     Presently, CalGen has approximately $258 million in excess cash flow available to transfer to Calpine. However, the collateral agent for CalGen’s secured notes and term loans disagreed with CalGen’s interpretation of the Second Amended Final Order of the Bankruptcy Court Authorizing Use of Cash Collateral and Granting Adequate Protection, dated February 24, 2006, as modified by orders entered by the Bankruptcy Court on June 21, 2006, July 12, 2006, October 25, 2006, and November 15, 2006 (the “Cash Collateral Order”), which authorizes transfers of unrestricted cash notwithstanding the existence of events of default related to CalGen’s Chapter 11 case, and indicated that it would not grant a transfer request. On December 20, 2006, the United States Bankruptcy Court for the Southern District of New York (the “U.S. Bankruptcy Court”) granted the motion of Calpine and each of its subsidiaries, including CalGen, that have filed under Chapter 11 in the U.S. Bankruptcy Court (the “U.S. Debtors”) seeking approval of an agreed-upon order modifying the Cash Collateral Order. Pursuant to the agreed-upon order and the Third Amendment, the collateral agent is required to transfer approximately $258 million to Calpine in the form of a loan within two days of the entry of the agreed-upon order and is required to honor all future requests for loan transfers within three days of receipt of the request, provided that the U.S. Debtors are in compliance with certain obligations under the Cash Collateral Order and certain specified provisions of the indentures governing CalGen’s secured notes. As adequate protection to the holders of CalGen secured debt (including the notes and the term loans), CalGen shall have a first priority lien upon the excess cash flow transferred to the extent such funds remain in a separate account maintained by Calpine. In addition, CalGen shall have an allowed claim in the amount of the excess cash flow transferred against each of the U.S. Debtors and a junior lien upon all assets of each of the U.S. Debtors, with the exception of Bethpage Energy Center 3.

CALPINE GENERATING COMPANY, LLC CALGEN FINANCE CORP.
By:	/s/ Charles B. Clark, Jr.
Charles B. Clark, Jr.
Chief Financial Officer and Treasurer

Date: December 22, 2006